EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Reports First Quarter 2023
Financial and Operating Results
Houston, Texas (May 5, 2023) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for the three months ended March 31, 2023.
Highlights
•First quarter 2023 net loss of $14.2 million, adjusted EBITDA of $60.4 million, cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $24.9 million and free cash flow (“FCF”) of $7.6 million
•Generated 20% quarter-over-quarter adjusted EBITDA growth
•Connected 61 wells during the quarter, four times higher than the first quarter of 2022
•Experienced 17% quarter-over-quarter growth in liquids volumes and 14% growth in DJ Basin natural gas volumes relative to December 2022
•Active customer base with nine drilling rigs and 229 DUCs behind our systems
•Successful integration of recently acquired DJ Basin gathering & processing assets

Management Commentary
Heath Deneke, President, Chief Executive Officer, and Chairman, commented, “Summit’s first quarter 2023 financial and operating results were in line with management expectations. We had a very active quarter, connecting more than 60 wells to our systems, with particularly strong growth in our Rockies segment, while we focused on the successful integration and optimization of our recently acquired assets in the DJ Basin. Liquids volumes increased 17% quarter-over-quarter and we gathered and processed 108 MMcf/d of natural gas in the DJ Basin, representing approximately 14% growth relative to December 2022. While we do expect some pull back in planned well completion activities this year in the Barnett and Piceance in response to weakening near-term gas prices, our customers remain active across every segment with nine drilling rigs running and more than 229 DUCs accumulated behind our systems. We continue to expect this level of activity to result in strong sequential quarterly growth in 2023, and we remain on track to hit our adjusted EBITDA guidance range of $290 million to $320 million.”
Business Highlights
SMLP’s average daily natural gas throughput for its wholly owned operated systems increased by 37 MMcf/d to 1,185 MMcf/d, and liquids volumes increased by 11 Mbbl/d to 74 Mbbl/d, relative to the fourth quarter of 2022. OGC natural gas throughput decreased from 754 MMcf/d to 636 MMcf/d and generated $7.4 million of adjusted EBITDA net to SMLP for the first quarter of 2023. Double E Pipeline gross volumes transported declined by 25 MMcf/d to 264 MMcf/d and generated $4.2 million of adjusted EBITDA net to SMLP for the first quarter of 2023.
Natural gas price driven segments:
•Natural gas price-driven segments had combined quarterly segment adjusted EBITDA of $38.9 million and combined capital expenditures of $1.8 million in the first quarter of 2023.
•Northeast segment adjusted EBITDA totaled $17.9 million, a decrease of $1.2 million from the fourth quarter 2022, primarily due to a 1.3% decline in volume on our wholly owned systems and a 16% decline in volume from our OGC joint venture. Segment volumes were impacted by customers temporarily shutting-in producing wells as they completed new wells on the pad site (“frac-protect activities”). We estimate frac-protect activities impacted quarterly volume by approximately 20 MMcf/d and 50 MMcf/d (8/8ths basis) on our wholly owned systems and OGC joint venture, respectively, and segment adjusted EBITDA by approximately $1.0 million. We expect these impacts to moderate later in the second quarter of 2023. Five new wells were brought online behind our wholly owned SMU system, and 12 new wells were connected

EXHIBIT 99.1
behind our OGC joint venture during the quarter. There are currently four rigs running, including three rigs behind our wholly owned SMU system, and more than 55 DUCs behind the OGC, SMU and MTN systems.
•Piceance segment adjusted EBITDA totaled $14.0 million, a decrease of $0.7 million from the fourth quarter of 2022, primarily due to a 2.7% decrease in volume throughput from natural production declines. Eight new wells were brought online in March 2023 and nine DUCs are expected to turn-in-line in May 2023. Based on recent customer conversations, we expect 2023 well connections in our Piceance segment to trend toward the lower end of our guidance range of 55 to 70 wells. There is currently one rig running behind the system.
•Barnett segment adjusted EBITDA totaled $7.0 million, a decrease of $0.2 million relative to the fourth quarter of 2022, primarily due to a 6.1% decrease in volume throughput. We estimate frac-protect activities impacted quarterly volume by approximately 6 MMcf/d and segment adjusted EBITDA by approximately $0.3 million. Based on recent customer conversations and natural gas prices, we now expect approximately 15 well connections and segment adjusted EBITDA to trend toward, or slightly below, the low end of our guidance range of $35 million to $40 million. There is currently one rig running and 13 DUCs behind the system.
Oil price driven segments
•Oil price-driven segments generated $28.2 million of combined segment adjusted EBITDA in the first quarter of 2023 and had combined capital expenditures of $13.4 million, as well as $3.5 million investment in our Double E joint venture.
•Permian segment adjusted EBITDA totaled $5.1 million, an increase of $0.8 million from the fourth quarter of 2022, due to an increase in distributions from Double E as a result of contractual step-ups in take-or-pay contracts at our Double E joint venture.
•Rockies segment adjusted EBITDA totaled $23.1 million, an increase of $9.3 million relative to the fourth quarter of 2022, primarily due to the addition of the Outrigger DJ and Sterling DJ assets that closed in December 2022 and liquids volume growth of 17% relative to the fourth quarter of 2022. Natural gas volume throughput averaged 108 MMcf/d during the quarter, representing approximately 14% growth relative to volume throughput in December 2022. There were 36 new wells connected during the quarter, and there are currently three rigs running and more than 150 DUCs behind the systems.

The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended March 31,
	2023	2022
Average daily throughput (MMcf/d):
Northeast (1)	591	741
Rockies	108	29
Permian (1)	—	27
Piceance	287	312
Barnett	199	197
Aggregate average daily throughput	1,185	1,306

Average daily throughput (Mbbl/d):
Rockies	74	65
Aggregate average daily throughput	74	65

Ohio Gathering average daily throughput (MMcf/d) (2)	636	598

Double E average daily throughput (MMcf/d) (3)	264	187
__________

EXHIBIT 99.1
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross basis, represents 100% of volume throughput for Double E.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$17,854	$20,068
Rockies	23,130	15,830
Permian (3)	5,073	4,149
Piceance	13,983	15,768
Barnett	7,027	9,286
Total	$67,067	$65,101
Less: Corporate and Other (4)	6,632	8,350
Adjusted EBITDA	$60,435	$56,751
__________
(1)We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and natural gas and crude oil marketing services.
Capital Expenditures
Capital expenditures totaled $16.4 million in the first quarter of 2023, inclusive of maintenance capital expenditures of $4.2 million. Capital expenditures in the first quarter of 2023 were primarily related to pad connections and DJ Basin integration projects in the Rockies segment.

EXHIBIT 99.1

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$659	$3,403
Rockies	13,360	2,573
Permian	—	1,154
Piceance	1,032	936
Barnett	65	243
Total reportable segment capital expenditures	$15,116	$8,309
Corporate and Other	1,322	394
Total cash paid for capital expenditures	$16,438	$8,703
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
Capital & Liquidity
As of March 31, 2023, SMLP had $22.6 million in unrestricted cash-on-hand and $317 million drawn under its $400 million ABL Revolver and $78.7 million of borrowing availability, after accounting for $4.3 million of issued, but undrawn, letters of credit. As of March 31, 2023, SMLP’s gross availability based on the borrowing base calculation in the credit agreement was $560 million, which is $160 million greater than the $400 million of lender commitments to the ABL Revolver. As of March 31, 2023, SMLP was in compliance with all financial covenants, including interest coverage of 2.4x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 1.2x relative to a maximum first lien leverage ratio of 2.5x. As of March 31, 2023, SMLP reported a total leverage ratio of approximately 5.6x.
As of March 31, 2023, the Permian Transmission Credit Facility balance was $152.8 million, a reduction of $2.6 million relative to the December 31, 2022 balance of $155.4 million due to scheduled mandatory amortization. The Permian Transmission Term Loan remains non-recourse to SMLP.
MVC Shortfall Payments
SMLP billed its customers $7.1 million in the first quarter of 2023 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the first quarter of 2023, SMLP recognized $7.1 million of gathering revenue associated with MVC shortfall payments. SMLP had no adjustments to MVC shortfall payments in the first quarter of 2023. SMLP’s MVC shortfall payment mechanisms contributed $7.1 million of total adjusted EBITDA in the first quarter of 2023.

EXHIBIT 99.1

	Three Months Ended March 31, 2023
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$35	$35	$—	$35
Piceance	5,412	5,412	—	5,412
Northeast	1,666	1,666	—	1,666
Total MVC shortfall payment adjustments	$7,113	$7,113	$—	$7,113

Total (1)	$7,113	$7,113	$—	$7,113
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.
Quarterly Distribution
The board of directors of SMLP’s general partner continued to suspend cash distributions payable on its common units and on its Series A fixed-to-floating rate cumulative redeemable perpetual preferred units (the "Series A Preferred Units") for the period ended March 31, 2023. Unpaid distributions on the Series A Preferred Units will continue to accumulate.
First Quarter 2023 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on May 5, 2023, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q1 2023 Summit Midstream Partners LP Earnings Conference Call (https://register.vevent.com/register/BI4b4d0f59743e432e92e0fc8b65387af6). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
Upcoming Investor Conferences
Members of SMLP’s senior management team will attend the 2023 Energy Infrastructure CEO & Investor Conference which will take place on May 22–24, 2023, the 2023 RBC Capital Markets Global Energy, Power & Infrastructure Conference taking place on June 6–7, 2023, and the BofA Securities 2023 Energy Credit Conference on June 7–8, 2023. The presentation materials associated with these events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of the conference.

EXHIBIT 99.1
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

EXHIBIT 99.1
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred unitholders less growth capital expenditures, less investments in equity method investees, less distributions to common and preferred unitholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity method investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could”, including the estimated closing date of the acquisitions, sources and uses of funding, the benefits of the acquisitions to us and any related opportunities. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2022 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(In thousands)
ASSETS
Cash and cash equivalents	$22,631	$11,808
Restricted cash	652	1,723
Accounts receivable	62,888	75,287
Other current assets	8,033	8,724
Total current assets	94,204	97,542
Property, plant and equipment, net	1,712,494	1,718,754
Intangible assets, net	193,786	198,718
Investment in equity method investees	504,683	506,677
Other noncurrent assets	40,268	38,273
TOTAL ASSETS	$2,545,435	$2,559,964

LIABILITIES AND CAPITAL
Trade accounts payable	$21,978	$14,052
Accrued expenses	23,548	20,601
Deferred revenue	8,788	9,054
Ad valorem taxes payable	3,256	10,245
Accrued compensation and employee benefits	2,915	16,319
Accrued interest	39,317	17,355
Accrued environmental remediation	1,342	1,365
Accrued settlement payable	6,667	6,667
Current portion of long-term debt	11,782	10,507
Other current liabilities	12,460	11,724
Total current liabilities	132,053	117,889
Long-term debt, net of issuance costs	1,465,555	1,479,855
Noncurrent deferred revenue	36,878	37,694
Noncurrent accrued environmental remediation	2,074	2,340
Other noncurrent liabilities	40,471	38,784
TOTAL LIABILITIES	1,677,031	1,676,562
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	118,702	118,584

Partners' Capital
Series A Preferred Units	87,966	85,327
Common limited partner capital	661,736	679,491
Total partners' capital	749,702	764,818
TOTAL LIABILITIES AND CAPITAL	$2,545,435	$2,559,964

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2023	2022
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$57,371	$64,020
Natural gas, NGLs and condensate sales	49,163	22,458
Other revenues	5,965	9,648
Total revenues	112,499	96,126
Costs and expenses:
Cost of natural gas and NGLs	30,882	22,251
Operation and maintenance	23,972	17,062
General and administrative	9,987	12,960
Depreciation and amortization	29,824	30,445
Transaction costs	302	246
Acquisition integration costs	1,502	—
(Gain) loss on asset sales, net	(68)	3
Long-lived asset impairments	—	14
Total costs and expenses	96,401	82,981
Other income, net	56	—
Gain (loss) on interest rate swaps	(1,273)	7,028
Gain on sale of business	18	—
Interest expense	(34,223)	(24,163)
Loss before income taxes and equity method investment income	(19,324)	(3,990)
Income tax benefit (expense)	252	(50)
Income from equity method investees	4,909	4,035
Net loss	$(14,163)	$(5)

Net loss per limited partner unit:
Common unit – basic	$(1.82)	$1.35
Common unit – diluted	$(1.82)	$1.32

Weighted-average limited partner units outstanding:
Common units – basic	10,213	9,670
Common units – diluted	10,213	9,892
__________

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Other financial data:
Net loss	$(14,163)	$(5)
Net cash provided by operating activities	49,695	46,046
Capital expenditures	16,438	8,703
Contributions to equity method investees	3,500	8,444
Adjusted EBITDA	60,435	56,751
Cash flow available for distributions (1)	24,903	31,755
Free Cash Flow	7,566	17,525
Distributions (2)	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,185	1,306
Aggregate average daily throughput – liquids (Mbbl/d)	74	65

Ohio Gathering average daily throughput (MMcf/d) (3)	636	598
Double E average daily throughput (MMcf/d) (4)	264	187
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net loss	$(14,163)	$(5)
Add:
Interest expense	34,223	24,163
Income tax expense (benefit)	(252)	50
Depreciation and amortization (1)	30,059	30,679
Proportional adjusted EBITDA for equity method investees (2)	11,638	10,452
Adjustments related to capital reimbursement activity (3)	(1,186)	(1,728)
Unit-based and noncash compensation	1,929	1,690
(Gain) loss on asset sales, net	(68)	3
Long-lived asset impairment	—	14
Other, net (4)	3,164	(4,532)
Less:
Income from equity method investees	4,909	4,035
Adjusted EBITDA	$60,435	$56,751
Less:
Cash interest paid	9,420	3,474
Senior notes interest adjustment (5)	21,883	18,605
Maintenance capital expenditures	4,229	2,917
Cash flow available for distributions (6)	$24,903	$31,755
Less:
Growth capital expenditures	12,209	5,786
Investment in equity method investee	3,500	8,444
Distributions on Subsidiary Series A Preferred Units	1,628	—
Free Cash Flow	$7,566	$17,525
__________
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering (subject to a one-month lag) adjusted EBITDA.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2023, the amount includes $1.3 million of loss related to the fair value of interest rate swaps and $1.5 million of integration costs. For the three months ended March 31, 2022, the amount includes $7.0 million of realized and unrealized gains related to the fair value of interest rate swaps and $2.0 million of severance expenses.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(6)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2023	2022
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:

Net cash provided by operating activities	$49,695	$46,046
Add:
Interest expense, excluding amortization of debt issuance costs	31,062	21,929
Income tax expense (benefit)	(252)	50
Changes in operating assets and liabilities	(20,114)	(12,467)
Proportional adjusted EBITDA for equity method investees (1)	11,638	10,452
Adjustments related to capital reimbursement activity (2)	(1,186)	(1,728)
Other, net (3)	779	2,972
Less:
Distributions from equity method investees	10,403	10,224
Noncash lease expense	784	279
Adjusted EBITDA	$60,435	$56,751
Less:
Cash interest paid	9,420	3,474
Senior notes interest adjustment (4)	21,883	18,605
Maintenance capital expenditures	4,229	2,917
Cash flow available for distributions (5)	$24,903	$31,755
Less:
Growth capital expenditures	12,209	5,786
Investment in equity method investee	3,500	8,444
Distributions on Subsidiary Series A Preferred Units	1,628	—
Free Cash Flow	$7,566	$17,525
__________
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2023, the amount includes $1.5 million of integration costs and $1.1 million of realized gains on interest rate swaps. For the three months ended March 31, 2022, the amount includes $2.0 million of severance expenses.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(5)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP